Exhibit 10.9

OFFICE SUBLEASE

11099 North Torrey Pines Road, San Diego, California

KEY PROVISIONS SUMMARY

Sublease Date:	May 6, 2014
Sublandlord:	COI PHARMACEUTICALS, INC., a Delaware corporation
Subtenant:	SYNTHORX, INC., a Delaware corporation
Premises:	Approximately 8,636 rentable square feet of space located in Suite 200/230 in the Master Property, more particularly shown on the floor plan attached hereto as Exhibit B
Master Property:	Those certain premises located in the building having a street address of 11099 North Torrey Pines Road, City of San Diego, California and being more particularly described in the Master Lease
Master Landlord:	HCP TORREY PINES LLC, a Delaware limited liability company
Master Lease:

Standard Multi-Tenant Office Lease – Net, by and between Master Land, as landlord, and Sublandlord, as tenant, dated May 7, 2013, as amended by that certain Addendum to Lease dated August 22, 2013, as amended by that certain First Amendment to Multi Tenant – Net Office Lease dated August 22, 2013, as amended by that certain Second Amendment to Multi-Tenant Office Lease – Net dated September 23, 2014, as amended by that certain Third Amendment to Multi-Tenant Office Lease – Net dated September 14, 2015, as amended by that certain Fourth Amendment to Multi-Tenant Office Lease – Net dated May 6, 2016, as amended by that certain Fifth Amendment to Multi-Tenant Office Lease – Net dated November 2, 2016, for the lease of the Master Property, attached hereto as Exhibit A

Notices:	Sublandlord:	Subtenant:
	COI PHARMACEUTICALS, INC.	SYNTHORX, INC.
	With a copy to:	With a copy to:
	Tighe Reardon	Jay B. Lichter, PhD
Commencement Date:	The Sublease Date: May 6, 2014
Rent Commencement Date:	The Sublease Date (Section 3) May 6, 2014
Expiration Date:	The Expansion Expiration Date as defined in the Master Lease: February 28, 2027
Rent:	24 % of Sublandlord’s Base Rent (as defined in the Master Lease) under the Master Lease (Section 3)
Additional Rent:	23% of Lessee’s Share of Operating Expenses (as defined in the Master Lease) under the Master Lease (Section 3)
Rent Payment Address:	11099 N Torrey Pines Road, Suite 290, La Jolla, CA 92037
Permitted Use:	The Agreed Use (as defined in the Master Lease) under the Master (Section 5)
Security Deposit:	$ - 0 - (Section 15)
Brokers:	Re:align Tenant Strategies, whose commission(s) to be paid by HCP (Section 10)
Exhibits:	Exhibit A – Master Lease Exhibit B – Floor Plan of Premises

OFFICE SUBLEASE AGREEMENT

THIS SUBLEASE is made and entered into as of the Sublease Date by and between Sublandlord and Subtenant.

Recitals

A.        Sublandlord leases from Master Landlord the Master Property pursuant to the Master Lease.

B.        Subtenant desires to sublease from Sublandlord the Premises pursuant to the terms hereof.

NOW, THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Sublandlord does hereby sublease unto Subtenant and Subtenant hereby subleases from Sublandlord the Premises upon the following terms and conditions:

1.        Master Lease Terms and Conditions.

1.1    References in the body of this Sublease to a portion of the Key Provisions Summary (e.g., the defined terms in the left-hand column of the Key Provisions Summary) shall be deemed and construed to incorporate all the terms provided under each such referenced portion of the Key Provisions Summary. References in the Key Provisions Summary to a portion of the body of this Sublease (e.g., Section references in the right-hand column of the Key Provisions Summary) shall be deemed and construed to incorporate all the terms provided under each such referenced portion of the body of the Sublease. Notwithstanding anything set forth above, if there is any inconsistency between the Key Provisions Summary and another portion of this Sublease, the terms of the Key Provisions Summary shall control.

1.2    Except as set forth herein, this Sublease is made upon, and shall be subject and subordinate to, all of the terms, covenants and conditions of the Master Lease and all mortgages, leases and other documents to which the Master Lease is or may hereafter become subject and subordinate. Subtenant shall, upon request, execute certificates reasonably requested to confirm such subordination.

1.3    Subtenant hereby covenants and agrees (a) to assume, faithfully perform, observe and be bound by all of the terms, covenants, and conditions required to be performed by or on the part of tenant under the Master Lease related to the Premises, all of which shall constitute the terms of this Sublease, except to the extent such terms are inconsistent with the terms of this Sublease, in which event the terms of this Sublease shall prevail; (b) to indemnify, protect, defend and hold Sublandlord harmless from and against any and all liabilities, penalties, demands and other costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred under or pursuant to the Master Lease by reason of Subtenant’s failure to fully comply with any and all of the duties, covenants and obligations of Sublandlord under and pursuant thereto which are required to be performed by tenant pursuant to the terms of the Master Lease; (c) that any default by Master Landlord shall not affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder; (d) that Subtenant shall not do or cause to be done or suffer or permit any act to be done which would or might cause the Master Lease, or the rights of Sublandlord as tenant under the Master Lease to be endangered, canceled, terminated, forfeited or surrendered, or which would or might cause Sublandlord to be in default thereunder or liable for any damage, claim or penalty; and (e) to obtain Sublandlord’s consent whenever Master Landlord’s consent is needed under the Master Lease.

1.4    Subtenant agrees, as an express inducement for Sublandlord’s execution of this Sublease, that if there is any conflict between the provisions of this Sublease and the provisions of the Master

Lease which would permit Subtenant to do or cause to be done or suffer or permit anything to be done which is prohibited by the Master Lease, then the provisions of the Master Lease shall prevail. Subtenant acknowledges that Sublandlord does not covenant or agree to do or perform any obligations undertaken or assumed by the Master Landlord under the Master Lease and that Master Landlord has responsibility for providing services and utilities under the terms of the Master Lease. Sublandlord agrees to assist Subtenant in securing the performance of any responsibility of Master Landlord under the terms of the Master Lease. Sublandlord shall maintain the Master Lease in full force and effect during the Sublease Term provided Sublandlord shall not be liable to Subtenant for any early termination of or default under the Master Lease which is not due to the gross negligence or willful misconduct of Sublandlord.

2.        Sublease Term. The term of this Sublease shall begin on the Commencement Date and shall continue until the Expiration Date (the “Sublease Term”).

3.        Rent.

3.1        Subtenant shall pay Sublandlord the Rent in twelve (12) equal monthly installments, in advance, not later than the first day of each calendar month, without notice, deduction, or offset, commencing on the Rent Commencement Date and continuing through the Sublease Term. If the Rent Commencement Date is not the first day of a calendar month, Rent shall be pro-rated for such short-month and paid not later than the Rent Commencement Date.

3.2        Checks for all Rent shall be made payable to Sublandlord and mailed or delivered to the address set forth in the Key Provisions Summary or to such other address as Sublandlord may designate to Subtenant in writing. To defray administrative and handling expenses, Subtenant agrees to pay an additional charge of Fifty and No/100 Dollars ($50) for each returned check. If any payment of Rent is not received by Sublandlord when due, then Subtenant shall pay Sublandlord the greater of (i) five percent (5%) of the late Rent; or (ii) Two Hundred Fifty and No/00 Dollars ($250.00). In addition, if any payment of Rent is not received within ten (10) days of when due, such late Rent shall bear interest at the lesser of eighteen percent (18%) per annum, compounded monthly, or the maximum rate permitted under law (“Interest”), from the due date of such Rent until such Rent and all Interest accrued thereon is paid in full. Subtenant acknowledges that the aforementioned administrative charge, late charge and Interest are in addition to Sublandlord’s other rights and remedies available under this Sublease, at law or in equity, and that such administrative charge, late charge and Interest shall in no way limit Sublandlord’s other rights and remedies. If Sublandlord shall at any time accept any such Rent or other sums after the same shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Sublandlord’s rights hereunder, at law or in equity.

3.3        Sublandlord’s Base Rent (as defined in the Master Lease) under the Master Lease is subject to annual increases as set forth in the Master Lease.

3.4        With each payment of Rent, Subtenant shall pay 23% of Lessee’s Share of Operating Expenses (as defined in the Master Lease) under the Master Lease for the upcoming month.

4.        Insurance. Subtenant shall, at its sole cost and expense, maintain throughout the Sublease Term, any insurance coverage required to be maintained by Sublandlord under the Master Lease, pursuant to the terms and conditions of the Master Lease, with a company authorized to transact business in the jurisdiction where the Premises is located and otherwise in accordance with the terms of the Master Lease. Sublandlord and Master Landlord shall be named as additional insureds under such insurance. Subtenant shall indemnify and save harmless Sublandlord and Master Landlord from any claim or loss by reason of an accident or damage to any person or property happening in the Premises. Subtenant shall provide Sublandlord and Master Landlord with certificates of insurance evidencing the insurance be maintained by Subtenant herein. Subtenant further agrees to give thirty (30) days advance written notice of any cancellation or reduction of insurance under any such policy. Neither Sublandlord nor Subtenant shall be liable to the other party for damages to the Master Property or the Premises, the improvements located thereon or the contents thereof, to the extent that such liability is coverable by a policy of insurance required to be maintained, or actually maintained, by the damaged party. Sublandlord and Subtenant hereby grant to one another on behalf of any insurer providing insurance to either covering the Master Property or the Premises, the improvements located thereon or the contents thereof, a waiver of any right of subrogation any such insurer of one party may acquire against the other by virtue of payment of any loss under any such insurance. The foregoing provision shall be of no force or effect to the extent its existence or enforceability would adversely affect the enforceability, validity and/or collectability of any insurance coverage claimed by either party provided that both parties agree to obtain any insurance endorsements which may be available at nominal cost if such endorsements would permit the effectiveness of this provision under circumstances where it would otherwise be ineffective. If a party is unable to obtain such endorsement, it shall immediately notify the other of this inability. In the absence of such notification, each party shall be deemed to have obtained such waiver of subrogation.

5.        Use and Compliance With Laws. Subtenant shall (a) use the Premises for the Permitted Use only and for no other purpose; (b) not conduct on the Premises nor permit to be conducted on the Premises any business which is in violation of federal law, the laws of the State in which the Premises is located or any law or ordinance of any political subdivision having jurisdiction over the Premises: (c) maintain the Premises in compliance with “tenant’s” maintenance requirements under the Master Lease; and (d) not, without compliance with applicable rules, regulations and ordinances, generate, store, treat or dispose of any hazardous materials (as defined in the Master Lease) or otherwise breach any of the representations regarding hazardous materials contained in the Master Lease or this Sublease and shall promptly notify Sublandlord of any written allegation of non-compliance received by Subtenant. Without limiting any other indemnification set forth in this Sublease, Subtenant shall indemnify, protect, defend and hold Sublandlord and Master Landlord harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, suits, demands, actions, fines, and all costs and expenses thereof (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or involving any hazardous materials introduced to the Premises by Subtenant or at Subtenant’s direction or any other violation of any applicable environmental laws by Subtenant or its agents. This provision shall survive the expiration or earlier termination of the Sublease Term. No termination, cancellation or release agreement entered into by Sublandlord or Master Landlord and Subtenant shall release Subtenant from its obligations under this Sublease with respect to all applicable environmental laws unless specifically so agreed by Sublandlord and Master Landlord in writing at the time of such agreement. This provision shall survive the expiration or early termination of this Sublease.

6.        Alterations. Subtenant has examined the Premises and accepts the Premises in an “AS IS” “WHERE IS” “WITH ALL FAULTS” condition, and Subtenant acknowledges and agrees that neither Sublandlord nor any of Sublandlord’s agents, employees or representatives have made any representation or warranty, either express or implied, with respect to the Premises or the use thereof by Subtenant. Subtenant shall not make any alterations to the Premises without Sublandlord’s and Master Landlord’s, as may be required, prior written consent. If any alterations are permitted, Subtenant shall comply with all requirements of the Master Lease with respect to such alterations, including, but not limited to, mechanics’ liens and bonding. Any alterations made, other than the installation of Subtenant’s personal property, shall remain on and be surrendered with the Premises on the expiration or earlier termination of the Sublease Term, unless such alterations are required to be removed pursuant to the terms of this Sublease or Sublandlord requires Subtenant to remove such alterations, in which case Subtenant shall, at its own cost, remove such alterations and repair any damage caused by such removal.

7.        Indemnification. Subtenant shall indemnify, protect, defend and hold Sublandlord and Master Landlord harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, suits, demands, actions, fines, and all costs and expenses thereof (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or involving the use or occupancy of the Premises by Subtenant, its agents, contractors, employees, invitees, licensees, servants, subcontractors or subtenants, except to the extent caused by the gross negligence or willful misconduct of Sublandlord.

8.        Default. The occurrence of one or more of the following events (herein “Events of Default”) shall constitute a default by Subtenant and a breach of this Sublease: (a) the filing of a petition by Subtenant for adjudication as bankrupt, the involuntary adjudication of Subtenant as bankrupt or the voluntary reorganization of Subtenant pursuant to the United States Bankruptcy Code; (b) the appointment of a receiver for Subtenant; (c) the making by Subtenant of any assignment for the benefit of creditors; (d) the failure to pay rent within three (3) days after same becomes due or the failure to maintain the required insurance coverages to be maintained by Subtenant hereunder; (e) a default in the performance of any other covenant or condition of this Sublease on the part of Subtenant not cured within five (5) days of Sublandlord’s notice thereof (except no notice shall be required for Sublandlord to commence to cure Subtenant’s default in the event of an emergency or if required under the Master Lease); and (f) any other act or omission which would constitute a default under the terms of the Master Lease.

9.        Sublandlord’s Remedies On Default By Subtenant. Upon the occurrence of an Event of Default, Sublandlord shall have the right to terminate this Sublease and/or Subtenant’s right to possession of the Premises at any time and reenter the Premises. In addition, Sublandlord shall have the right to pursue any and all other remedies available at law and in equity to recover from Subtenant all amounts then due or thereafter accruing and such other damages as are caused by Subtenant’s Event of Default. No course of dealing between Sublandlord and Subtenant or any delay on the part of Sublandlord in exercising any rights Sublandlord may have under this Sublease shall operate as a waiver of any of the rights of Sublandlord hereunder nor shall any waiver or prior default operate as a waiver of any subsequent default. In exercising its rights and remedies under this Sublease, Sublandlord shall be entitled to recover from Subtenant all costs incurred, including, without limitation, reasonable attorneys’ fees.

10.        Brokers. Sublandlord and Subtenant warrant that they have not used any broker other than Broker, if any, and each party agrees to indemnify, protect, defend and hold each other harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, suits, demands, actions, fines, and all costs and expenses thereof (including, without limitation, reasonable attorneys’ and consultants’ fees) for brokerage commissions arising out of or involving each other’s actions in connection with this Sublease, including the payment of any commission or any other fee or charge due to any other broker having a claim through such party.

11.        Assignment and Subletting. Subtenant shall not further sublet all or any portion of the Premises to others or assign or encumber this Sublease without the prior written consent of Sublandlord. Consent by Sublandlord to one assignment or subletting shall not destroy or operate as a waiver of the prohibitions contained in this paragraph or in the Master Lease as to future assignments or subleases, and all such later assignments or subleases shall be made only with the prior written consent of Sublandlord. In the event an assignment or encumbrance of this Sublease or subletting of the Premises or any part thereof is made by Subtenant, Subtenant shall remain liable to Sublandlord for payment of all rent provided for hereunder and for the faithful performance of all the covenants and conditions contained herein to the same extent as if this Sublease had not been assigned or encumbered or the Premises sublet. If Subtenant sublets the Premises at a rental that exceeds all rentals to be paid to Sublandlord hereunder, Subtenant shall pay over any such excess to Sublandlord. Subtenant shall pay to Sublandlord a fee of $1,500 for Sublandlord’s review of a request for consent to assign, encumber, or sublet.

12.        Entry. Master Landlord and Sublandlord shall have the same rights to enter into the Premises as are provided to Master Landlord to enter the Master Property in the Master Lease.

13.        Holding Over. Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Subtenant’s right to possession in consequence of an Event of Default hereunder. If Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including, without limitation, damages payable by Sublandlord to Master Landlord by reason of such holdover. For each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, monthly rent at a rate equal to double the rate of monthly Rent and Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease or of Subtenant’s right of possession. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

14.        Limitation of Liability. Subtenant agrees that Subtenant shall look solely to the interest of Sublandlord in the Premises for the collection of any judgment requiring the payment of money by Sublandlord for any default or breach under this Sublease.

15.        Security Deposit. As an express condition of the Sublease, Subtenant shall deposit with Sublandlord the Security Deposit, which shall be held during the Sublease Term by Sublandlord to guarantee the faithful performance by Subtenant of its obligations as provided in this Sublease. The Security Deposit or any portion thereof may be applied to the curing of any default that may then exist, without prejudice to any other remedy or remedies which Sublandlord may have on account thereof, and upon such application Subtenant shall pay Sublandlord on demand the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount. Unless prohibited by law, Sublandlord or its successor may commingle the Security Deposit with its other funds. Upon termination of this Sublease, and provided Subtenant is not in default hereunder and has performed all of its obligations under this Sublease, Sublandlord shall return the remainder of Security Deposit, without any interest thereon, to Subtenant. Subtenant covenants and agrees that it will not assign, pledge, hypothecate, mortgage or otherwise encumber the aforementioned security during the Sublease Term.

16.        Notice.

16.1    Written Notice; Delivery Methods. Each party giving or making any notice, request, demand, consent, approval, or other communication (each, a “Notice” (but sometimes “notice”)) pursuant to this Sublease shall: (i) give the Notice in writing; (ii) cause the Notice to be signed by an authorized officer of the sending party; and (iii) use one of the following methods of delivery, each of which for purposes of this Sublease is a writing: (a) personal delivery; (b) Registered or Certified Mail, in each case, return receipt requested and postage prepaid; (c) nationally recognized overnight courier, with all fees prepaid; or (d) facsimile (but only if a party’s fax number is included in its notice address in the Key Provisions Summary).

16.2    Addresses. Each party giving a Notice shall address the Notice to the appropriate person at the receiving party (the “Addressee”) at the addresses listed in the Notice Addresses section of the Key Provisions Summary or to another Addressee or at another address as designated by a party in a Notice pursuant to this Section 16.

16.3    Effectiveness of a Notice. Except as provided elsewhere in this Sublease, a Notice is effective only if the party giving the Notice has complied with Sections 16.1 and 16.2 above and if the Addressee has received the Notice. A Notice is deemed to have been received as follows: (i) if a Notice is delivered in person, or sent by Registered or Certified Mail, or nationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; (ii) if a Notice is sent by facsimile, upon receipt by the party giving the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number; and (iii) if the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal, or inability to deliver the Notice. In addition, if a Notice is sent by facsimile, the party sending the Notice shall also send a confirmation copy of the Notice by one of the methods set forth in Section 16.3(i) above.

16.4    Delivery Time of Notice. Notwithstanding the foregoing, if any Notice is received after 5:00 p.m. on a Business Day where the Addressee is located, or on a day that is not a Business Day where the Addressee is located, then the Notice is deemed received at 9:00 a.m. on the next Business Day where the Addressee is located. Each party’s attorney is authorized to give any Notice pursuant to this Sublease on behalf of such attorney’s client.

17.        Jurisdiction. The parties hereto agree that this Sublease and the enforcement hereof shall be construed in accordance with and governed by the laws of the State in which the Premises is located and that any action brought under this Sublease shall be brought in the state courts.

18.        Corporate Authority. Subtenant and each person executing this Sublease on behalf of Subtenant represents and warrants that Subtenant is validly existing under the laws of their state of domicile and that Subtenant has full right and authority to enter into this Sublease and to perform all of Subtenant’s obligations hereunder.

19.        Integration and Binding Effect. The entire agreement between Sublandlord and Subtenant is contained in the provisions of this Sublease and any stipulations, representations, promises or agreements, written or oral made prior to or contemporaneous with this Sublease shall have no legal effect unless contained herein. In the event Sublandlord retains an attorney to enforce provisions of this Sublease, Sublandlord shall be entitled to recover, in addition to all other remedies available at law or in equity, its reasonable attorneys’ fees from the Subtenant. Titles to the paragraphs of this Sublease shall be ignored when interpreting this Sublease. This Sublease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns. Any amendments to this Sublease must be made in writing and executed by the party to be charged with such amendment.

20.        Certification. Subtenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or by the U.S. Treasury Department as a terrorist, a “Specially Designated National and Blocked Person,” or any other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets control; and (ii) it is not engaged in this transaction directly or indirectly on behalf of, or instigating or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant shall indemnify, defend, and hold harmless Sublandlord from and against any and all claims, damages, losses, liabilities, costs, expenses, and fines, including but not limited to reasonable attorneys’ fees, witness fees, and court costs actually incurred, arising out of or related to any breach of the foregoing certification.

21.        Attorneys’ Fees. In the event of any litigation related to this Sublease, whether to enforce its terms, recover for default, or otherwise, if either party receives a judgment, settlement, or award in its favor (the “Receiving Party”) against the other party (the “Paying Party”) in such litigation, the Paying Party will pay upon demand all of the Receiving Party’s costs, charges, and expenses (including but not limited to reasonable attorneys’ fees, court costs, and expert witness fees) arising out of such litigation (including the costs of any appeal related thereto); provided, however, that if prior to commencement of a trial in the litigation the Paying Party offers to pay an amount equal to or in excess of such judgment, settlement, or award, the Receiving Party shall not be entitled to any such costs, charges, expenses, or attorneys’ fees.

IN WITNESS WHEREOF, the parties hereto have executed this Office Sublease Agreement as of the day and year first above written.

Sublandlord

COI PHARMACEUTICALS, INC., a Delaware corporation

By: /s/ Tighe Reardon

Print Name: Tighe Reardon

Title: Chief Financial Officer

Date: August 28, 2017

Subtenant

SYNTHORX, INC.
A Delaware corporation

By: /s/ Jay B. Lichter, PhD

Print Name: Jay B. Lichter, PhD

Title: President & Chief Executive Officer

Date: August 28, 2017

EXHIBIT A

MASTER LEASE

EXHIBIT B

FLOOR PLAN